As filed with the Securities and Exchange Commission on November 2, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Bank of N.T. Butterfield & Son Limited
(Exact name of registrant as specified in its
charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

65 Front Street
Hamilton, HM 12
Bermuda
+1 441 295 1111
(Address of principal executive offices) (Zip Code)

2021 Employee Share Purchase Plan
(Full title of the Plan)

C T Corporation System
28 Liberty Street
New York, NY 10005
(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, of agent for service)

Copies to:

Shaun Morris
General Counsel and Group Chief Legal Officer
The Bank of N.T. Butterfield & Son Limited
65 Front Street
Hamilton, HM 12, Bermuda
Telephone: +1 441 295 1111
Facsimile: +1 441 292 4365

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Voting Ordinary Shares, par value BM$0.01 per share	1,000,000	$36.53	$36,530,000	$3,386
  (1)  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
 (2)  Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of Common Shares as reported on the New York Stock Exchange on October 28, 2021.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 1,000,000 voting ordinary shares of The Bank of N.T. Butterfield & Son Limited (“we,” “our,” “us,” or the “Company”), par value BM$0.01 per share (the “Common Shares”), that may be offered pursuant to our 2021 Employee Share Purchase Plan (the “Plan”). Pursuant to the terms of the Plan, all shares of common stock so offered may be treasury shares or newly issued shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated in this Registration Statement by reference:

1.  The Company’s Annual Report on Form 20-F for the year ended December 31, 2020, which the Company filed with the Commission on February 23, 2021;

2.  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 20-F referenced above; and

3. The description of the Company’s share capital contained in “Description of Share Capital” of our registration statement on Form F-1 filed with the SEC on February 13, 2017, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including all reports on Form 6-K subsequently filed by the Company which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Amended & Restated Bye-laws provide that: (i) we must indemnify our directors and officers for any acts or omissions in the execution of their duties, provided that we will have no obligation to indemnify any director or officer in the case of fraud or dishonesty by such person; (ii) we may purchase and maintain insurance on behalf of our directors or officers (including the directors and officers of any subsidiary of the Company) in respect of any loss arising or liability due to negligence, default, breach of duty or breach of trust; and (iii) we may advance monies to our directors or officers (including the directors and officers of any subsidiary of the Company) for the costs incurred by these persons in defending any civil or criminal proceeding, provided that the director or officer for which monies are advanced must repay us the advance if any allegation of fraud or dishonestly is proved against such person.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a)  The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on November 2, 2021.

The Bank of N.T. Butterfield & Son Limited

By:	/s/ Michael Schrum
	Name:	Michael Schrum
	Title:	Group Chief Financial Officer and Director

POWER OF ATTORNEY

We the undersigned directors and executive officers do hereby constitute and appoint Michael Collins, Michael Schrum and Shaun Morris, and each of them acting individually with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our name and behalf in our capacities as directors and/or executive officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below, any and all amendments hereto (including post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that such person shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Michael Collins	Chairman and Chief Executive Officer	November 2, 2021
Michael Collins	(Principal Executive Officer)

/s/ Michael Schrum	Group Chief Financial Officer and Director	November 2, 2021
Michael Schrum	(Principal Financial Officer)
/s/ Craig Bridgewater	Group Head of Finance	November 2, 2021
Craig Bridgewater	(Principal Accounting Officer)

/s/ Alastair Barbour	Non-Executive Director	November 2, 2021
Alastair Barbour

/s/ Sonia Baxendale	Non-Executive Director	November 2, 2021
Sonia Baxendale
/s/ Jim Burr	Non-Executive Director	November 2, 2021
James Burr

/s/ Michael Covell	Non-Executive Director
November 2, 2021
Michael Covell

/s/ Mark Lynch	Non-Executive Director	November 2, 2021
Mark Lynch
/s/ Jana Schreuder	Non-Executive Director	November 2, 2021
Jana Schreuder

/s/ Pamela Thomas-Graham	Non-Executive Director	November 2, 2021
Pamela Thomas-Graham

/s/ John Wright	Non-Executive Director	November 2, 2021
John Wright

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for The Bank of N.T. Butterfield & Son Limited, has signed this Registration Statement and any amendment thereto on November 2, 2021.

By:	/s/ Michael Schrum
	Name:	Michael Schrum
	Title:	Group Chief Financial Officer and Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Bye-laws of The Bank of N.T. Butterfield & Son Limited (incorporated herein by reference to Exhibit 1.1 to the registrant’s Annual Report on Form 20-F, filed on February 26, 2019)

4.2	The N.T. Butterfield & Son Bank Act, 1904 (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form F-1, filed on August 4, 2016)

4.3	Form of Specimen of Common Registered Share Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form F-1/A, filed on August 30, 2016)

4.4	The Bank of N.T. Butterfield & Son Limited 2021 Employee Share Purchase Plan*
5.1	Opinion of Conyers Dill & Pearman Limited*
23.1	Consent of PricewaterhouseCoopers Ltd.*
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*

 *Filed herewith.